THE NEVIS FUND, INC.

                                 CODE OF ETHICS

                      Adopted Pursuant to Rule 17j-1 under
                       the Investment Company Act of 1940
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1.       INTRODUCTION

                  The Nevis Fund, Inc. (the "Fund") adopts this Code of Ethics (this "Code") pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act"). This Code is based on the principles that: (1) Access Persons owe the shareholders of the Fund, among others, a fiduciary duty to conduct their personal securities transactions in a manner which neither interferes with the Fund's portfolio transactions, nor otherwise takes unfair or inappropriate advantage their relationship with the Fund; (2) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (3) Access Persons must, in all instances, place the interests of shareholders of the Fund ahead of their own personal interests or the interests of others.


2.       DEFINITIONS

                  "Access Person" means any director, officer or advisory person of the Fund, and all relatives living in the same household as such Access Person. "Advisory person" means: (i) any director, officer or employee of the Adviser who, in connection with his or her regular functions or duties, makes, participates in or normally obtains information regarding the current purchases or sales of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and (ii) any natural person in a control relationship to the Fund who normally obtains information concerning current recommendations made to the Fund with regard to purchases or sales of a Security.

                  "Adviser" means Nevis Capital Management, Inc, or any other "investment adviser" of the Fund within the meaning of Section 2(a)(20) of the 1940 Act.

                  "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person: (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over the Securities; or (iii) receives any benefits substantially equivalent to those of ownership.


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                  "Compliance Officer" means the individual (or his or her
designee) acting pursuant to delegated authority from the Fund's Board of Directors; PROVIDED, HOWEVER, that if such individual shall engage in any conduct or transaction subject to this Code requiring approval or other action by the Compliance Officer, such approval shall be granted or such other action shall be taken by his or her immediate supervisor, or such other individual as the Board of Directors shall approve.

                  "Control" shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

                  "Distributor" means SEI Investments Distribution Co.

                  "Independent Director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

                  "Investment Personnel" means any Access Person with direct responsibility and authority to make investment decisions affecting the Fund (such as a portfolio manager), any Access Person who provides information or advice to such portfolio managers (such as securities analysts), and any Access Person who assists in executing investment decisions for the Fund (such as traders). As the context requires, "Investment Personnel" may refer to one or more Access Persons.

                  "Public company" means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

                  "Purchase or sale of a Security" includes, INTER ALIA, the writing of an option to purchase or sell a Security.

                  "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and shall include equity and debt securities, options and warrants to purchase equity and debt securities, shares of closed-end investment companies, and related securities. "Related securities" are instruments and securities which are related to, but not the same as, a Security. For example, a related security may be convertible into a Security, or give its holder the right to purchase the Security. For purposes of Section 5, "Security" shall also include futures contracts. "Security" shall not include securities issued or guaranteed by the Government of the United States (including short-term debt securities which are "Government securities" within the meaning of Section 2(a)(16) of the 1940 Act), bankers' acceptances, bank certificates of deposit, commercial paper, shares of registered open-end investment companies, securities which are not eligible for purchase or sale by the Fund, and such other instruments as the Fund's Board of Directors may specify from time to time.

                  A Security is "being considered for purchase or sale" when a recommendation to purchase or sell the Security has been made and communicated and, with respect to the


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person making the recommendation, when such person seriously considers making such a recommendation.


3.       EXEMPT TRANSACTIONS

                  The prohibitions of Section 4 of this Code shall not apply to:

                  (i) Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control;

                  (ii) Purchases or sales which are non-volitional on the part of either the Access Person or the Fund, subject to the notice provisions of Section 4(d) of this Code;

                  (iii) Purchases which are part of an automatic dividend reinvestment plan, or an automatic payroll deduction plan whereby an employee purchases Securities issued by an employer; and

                  (iv) Purchases effected upon the exercise of rights issued pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or any sales of such rights so acquired.


4.       PROHIBITED TRANSACTIONS AND CONDUCT

                  (a)      (1)      No Access Person shall:

                           (A) Purchase or sell, directly or indirectly, any Security in which he has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he knows, or should have known, at the time of such purchase or sale: (i) is being considered for purchase or sale by the Fund; or (ii) is being purchased or sold by the Fund.

                           (B) Induce or cause the Fund to take action, or fail to take action, for the purpose of achieving a personal benefit, rather than a benefit to the Fund. Examples of such prohibited conduct include causing the Fund to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing the Fund to refrain from selling a Security in an attempt to protect the value of the Access Person's investment.

                           (C) Use his or her knowledge of the Fund's portfolio transactions to profit from the market effect of such transactions.


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In determining whether the prohibitions of paragraphs (A), (B) and (C) above have been violated, the Compliance Officer shall give particular attention to parallel transactions of the Fund and Investment Personnel involving the same Security within seven calendar days before and after the Fund purchases or sells the Security. Generally, the Compliance Officer need not undertake a review of purchases or sales of up to the greater of 100 shares or $10,000 of a given Security which occur no more frequently than once within any seven-day period, unless there exists a pattern of such transactions involving Securities also being traded by the Fund. Notwithstanding the foregoing, if the circumstances warrant such a finding, a single transaction may result in a violation of this Code.

                   (2) All Access Persons (other than Independent Directors) are prohibited from executing a personal securities transaction in any Security on a day during which the Fund has a pending "buy" or "sell" order for that Security, until the Fund's orders are either executed or withdrawn.

                   (3) All Access Persons (other than Independent Directors) shall obtain prior clearance from the Compliance Officer before executing a personal transaction in a Security. The Compliance Officer may grant exceptions on a case-by-case or general basis for any Securities transactions that would otherwise be prohibited by this Code.

                  (b) All Investment Personnel are prohibited from acquiring any Securities distributed in an initial public offering, and for a period of five business days following the commencement of the initial public offering of such Securities.

                  (c) All Investment Personnel are prohibited from acquiring any Securities for their personal accounts in a private placement made by an issuer without the express prior approval of the Compliance Officer. This prior approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Fund. Investment Personnel who have been authorized to acquire Securities in a private placement are required to disclose that investment when they play a part in the Fund's subsequent consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer shall be subject to an independent review by Investment Personnel with no personal interest in the issuer.

                  (d) All Investment Personnel are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. In circumstances where a personal transaction in Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger) the Investment Personnel must so notify the Compliance Officer.


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                  (e) All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than DE MINIMIS value in any year from any person or entity from, to or through which the Fund purchases or sells Securities, or from an issuer of Securities. For purposes of this limitation, "DE MINIMIS value" means $50 or less.

                  (f) All Investment Personnel are prohibited from serving on the board of directors of any public company, absent prior authorization by the Compliance Officer based on a determination that the board service would be consistent with the interests of the Fund and its shareholders. In the event board service is authorized, Investment Personnel serving as directors have an affirmative duty to recuse themselves from participating in any deliberations regarding possible investments in the securities issued by the public companies on whose board they serve.


5.       INTERRELATIONSHIP WITH OTHER CODES OF ETHICS

                  A person who is BOTH an Access Person of the Fund and an Access Person of the Adviser or the Distributor is only required to report under and otherwise comply with the Adviser's or the Distributor's code of ethics, provided that such code has been adopted pursuant to and in compliance with Rule 17j-1.


6.       REPORTING AND CERTIFICATION REQUIREMENTS

                  (a) Except as otherwise provided by paragraph (b), every Access Person shall report to the Compliance Officer the information described set forth below with respect to transactions (other than transactions exempt under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person, and shall contain the following information:

                  (i) the date of the transaction, the title and number of shares or principal amount of each Security involved;

                  (ii) the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                  (iii)    the price at which the transaction was effected; and


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

                   (iv) the name of the broker, dealer or bank through which the transaction was effected; or

                   (v) if there were no personal transactions in Securities during the period, either a statement to that effect or the word "None" (or some similar designation).

                  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the Security to which the report relates.

                  (b) Notwithstanding paragraph (a) above, an Independent Director who would be required to make a report solely by reason of being a director of the Fund shall not be required to make a report unless the Independent Director knew or, in the course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the personal transaction by the Independent Director, such Security was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or the Adviser.

                  (c) Every Access Person (other than Independent Directors) is required to direct their brokers to forward to the Compliance Officer, on a timely basis, duplicate copies of both confirmations of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest, and periodic statements relating to any such account.

                  (d) In addition to the reporting requirements provided for elsewhere herein, all Investment Personnel shall disclose to the Compliance Officer in writing all personal Securities holdings (including holdings of individuals in his or her household) upon commencement of employment, and thereafter on an annual basis or upon request of the Compliance Officer.

                  (e) All Access Persons shall certify in writing to the Compliance Officer annually that they have read and understand this Code and recognize that they are subject hereto. Further, Access Persons shall certify in writing to the Compliance Officer annually that they will comply with the requirements of this Code and will disclose or report all information required to be disclosed or reported pursuant to the requirements of this Code.

                  (f) The Distributor shall promptly report to the Compliance Officer all violations of its code of ethics.



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7.       SANCTIONS

                  Upon discovering a violation of this Code, the Compliance Officer may impose such sanctions as he shall deem appropriate, including, among other things, a letter of censure or suspension, a fine, or termination of the employment of the violator. In circumstances where a violation is committed by a member of the Access Person's household, any sanction will be imposed on the Access Person.

                  Transactions undertaken in violation of the prohibitions of
Section 4 of this Code, at the discretion of the Compliance Officer, may be required to be unwound, and/or any profits realized by an Access Person on any such transactions in Securities may be required to be disgorged as determined by the Compliance Officer. The Compliance Officer may grant exceptions to this requirement, in whole or in part, upon such conditions as he may impose, if he determines that no harm resulted to the Fund and that to require disgorgement would be inequitable or result in undue hardship to the Access Person involved.


8.       REPORTS TO THE BOARD

                  All material violations of this Code and of the Distributor's code of ethics shall be reported to the Board of Directors of the Fund. In addition, management of the Fund shall report to the Board of Directors at least annually concerning the operation of and compliance with this Code and the Distributor's code of ethics.







Adopted:  July 28, 2000


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